NEWS ANNOUNCEMENT

Date:          October 27, 2004

Contact:       Susan Cooke

To:            News Media

Release Date:  Immediate



                          COASTAL FINANCIAL CORPORATION
                       ANNOUNCES EARNINGS FOR FISCAL 2004


Myrtle Beach, South Carolina, (October 27, 2004)...Coastal Financial Corporation (Nasdaq/CFCP) today announced earnings for the year ended September 30, 2004.

Net earnings for fiscal 2004 were $14.8 million or $0.94 per share ($0.89 per share diluted), compared to $11.2 million or $0.72 per share ($0.69 per share diluted) for fiscal 2003. Diluted earnings per share increased 29.0% over the prior year. Net interest income after provision for loan losses increased to $40.5 million for fiscal 2004 from $33.6 million for the year ended September 30, 2003.

Net earnings for the fourth quarter of fiscal 2004 were $3.9 million or $0.25 per share ($0.23 per share diluted), as compared to $2.9 million or $0.18 per share ($0.18 per share diluted) for the fourth quarter of fiscal 2003.

At September 30, 2004, non-performing assets to total assets were 0.51% as compared with 0.77% at September 30, 2003.



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

Michael C. Gerald, President and Chief Executive Officer of Coastal Financial Corporation, said, "We are very pleased with the performance of Coastal Financial Corporation for fiscal 2004, and particularly with our Return On Average Shareholders' Equity of 18.77%. This level of achievement ranks us among the top performing financial services companies in the nation and reflects well on our exceptional Associates, the strength of the local markets in which we operate and our focus on our QUEST FOR EXCELLENCE Business Model.

"Our operating performance for fiscal 2004 reflected healthy Community-based growth with total deposits increasing 8.1% from $697.0 million at September 30, 2003 to $753.4 million at the end of this year and loans receivable increasing by 13.8% to $799.0 million".

"During fiscal 2004, our stock price increased by 25.0%. Since becoming a publicly owned company in 1990, Coastal Financial Corporation's stock has grown at a compound annual rate of over 31%, taking our market capitalization from $4.6 million in October 1990, to $229.7 million at the close of this fiscal year. Put another way, an initial investment of $10,000 in October of 1990, would have grown to approximately $457,000 without regard to the reinvestment of cash dividends."

"Shareholders' equity increased from $73.7 million at September 30, 2003, to $85.3 million at September 30, 2004. Book value per share was $5.37 at September 30, 2004, compared to $4.71 per share at the end of fiscal 2003. Returns on average equity and average assets for fiscal 2004, were 18.77% and 1.18%, respectively, as compared to 15.84% and 1.04%, respectively, for fiscal 2003."

"During the fourth quarter, we announced a 40.32% increase in third quarter earnings, a $0.05 per share quarterly cash dividend which is payable on October 27th to Shareholders of record October 13th and a 10% stock dividend which was paid on August 27th."

"Coastal Financial Corporation received continued national attention in the August 2004 edition of a U.S. Banker Magazine which, for the 5th consecutive year, ranked Coastal Financial the #1 Community Bank in the Carolinas. In this edition, U.S. Banker Magazine featured its Ranking of the Top 100 Publicly Traded Mid-Tier Banks. This Ranking features Banks with assets between $1 and $5 billion, ranked by 3-year average Return On Average Equity. Coastal Financial Corporation was ranked 30th nationally in this listing."


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

"Noteworthy also is the completion of construction of new branch facilities in Shallotte, North Carolina and Loris, South Carolina, the expected completion of our newest branch office on 17th Street in Wilmington, North Carolina by the end of the 2004 calendar year, and the recent announcement that Coastal Federal Bank, for the seventh consecutive year, placed 1st in voting by the readers of the (Myrtle Beach) SUN NEWS in the Financial Institutions category of the SUN NEWS Best Of The Beach Competition for 2004."

"We believe these results clearly indicate the progress we made during the fourth quarter toward our Basic Corporate Objective of Maximizing the Value of Our Shareholders' Investment and our Long-Term Goal of Being the Best Financial Services Company in our Marketplace," concluded Mr. Gerald.

Coastal Financial Corporation, headquartered in Myrtle Beach, South Carolina, offers a broad range of commercial, consumer and mortgage financial services through two subsidiaries, Coastal Federal Bank and Coastal Retirement, Estate and Tax Planners, Inc. Coastal Federal Bank, with assets over $1.3 billion, is a federally chartered and FDIC insured community bank with eighteen offices serving the communities of Horry and Georgetown Counties, South Carolina and Brunswick and New Hanover Counties, North Carolina. Coastal Retirement, Estate and Tax Planners offers professional, objective, fee-based financial planning services. Additional information about Coastal Federal is available on its web site at www.coastalfederal.com.
        -----------------------

Stock Trading Information

The common stock of Coastal Financial Corporation is traded on the Nasdaq Stock Market under the symbol "CFCP." For information, contact Raymond James Financial Services at 1-800-918-7600, Herzog, Heine, Geduld, Inc. at 1-800-523-4936,
Knight Securities at 212-336-8690, Spear Leeds & Kellogg at 1-800-526-3160 or Trident Securities at 1-800-222-2618.

Dividend Reinvestment and Direct Stock Purchase Plan

Coastal Financial Corporation offers Shareholders a Dividend Reinvestment and Direct Stock Purchase Plan which provides existing and new shareholders a convenient means for making purchases of Coastal Financial shares free of fees and brokerage commissions and at a discount to market price. Additional cash contributions, up to $1,000 per quarter, can be made to purchase additional shares. For more information, contact the Transfer Agent at 1-800-1340, Ext. 2514, or Investor Relations.




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

Shareholder Services

Shareholders desiring to enroll in the Coastal Financial Corporation Dividend Reinvestment Plan, change the name, address, or ownership of their stock certificates, report lost or stolen certificates, or to consolidate accounts should contact the Transfer Agent at 1-800-866-1340, Ext. 2514 or Investor Relations.

Investor Relations

Analysts, investors and others seeking financial information should contact:
         Susan J. Cooke - Senior Vice President and Secretary
         Coastal Financial Corporation
         2619 Oak Street
         Myrtle Beach, South Carolina 29577
         (843) 205-2676

Forward Looking Statements and Related Matters

This news release may contain certain "forward-looking statements" within the meaning of Section 27A of the Securities Exchange Act of 1934, as amended, that represent Coastal Financial Corporation's (the "Company") expectations or beliefs concerning future events. Such forward-looking statements are about matters that are inherently subject to risks and uncertainties. Factors that could influence the matters discussed in certain forward-looking statements include the timing and amount of revenues that may be recognized by the Company, continuation of current revenue and expense trends (including trends affecting charge-offs), absence of unforeseen changes in the Company's markets, legal and regulatory changes, and general changes in the economy (particularly in the markets served by the Company). Because of the risks and uncertainties inherent in forward looking statements, readers are cautioned not to place undue reliance on them, whether included in the news release or made elsewhere from time to time by the Company or on its behalf. The Company disclaims any obligation to update such forward-looking statements. In addition, statements in this news release regarding the historical price performance of the Company's common stock may not be indicative of future stock price performance.

                          COASTAL FINANCIAL CORPORATION
                        CONSOLIDATED FINANCIAL HIGHLIGHTS
            (Unaudited - Dollars in Thousands Except Per Share Data)



                                            Three Months Ended                             Twelve Months Ended
                                          Sept 30,      Sept 30,      Percentage          Sept 30,      Sept 30,      Percentage
                                            2004          2003          Change              2004          2003          Change
                                            ----          ----          ------              ----          ----          ------

Interest Income                           $17,453       $14,941         16.81%            $65,805       $59,214         11.13%
Interest Expense                            6,059         5,787          4.70%             23,524        22,998          2.29%
                                          -------       -------                           -------       -------

Net Interest Income                        11,394         9,154         24.47%             42,281        36,216         16.75%

Provision for Loan Losses                     500           600        -16.67%              1,750         2,655        -34.09%
                                          -------       -------                           -------       -------

Net Interest Income After
  Provision for Loan Losses                10,894         8,554         27.36%             40,531        33,561         20.77%

Other Income*                               2,298         2,580        -10.93%              9,171        10,908        -15.92%

General & Administrative
  Expenses **                               7,156         6,758          5.89%             27,269        27,156          0.42%
                                          -------       -------                           -------       -------

Earnings Before Taxes                       6,036         4,376         37.93%             22,433        17,313         29.57%

Income Taxes                                2,125         1,490         42.62%              7,627         6,141         24.20%
                                          -------       -------                           -------       -------


Net Income                                $ 3,911        $2,886         35.52%            $14,806       $11,172         32.53%
                                          =======        ======                           =======       =======

Earnings Per Common Share

  Basic                                     $0.25         $0.18         38.89%              $0.94         $0.72         30.56%
                                          =======        ======                           =======       =======
  Diluted                                   $0.23         $0.18         27.78%              $0.89         $0.69         28.99%
                                          =======        ======                           =======       =======

Average Common Shares Outstanding
Basic (in thousands)                       15,876        15,615          1.67%             15,752        15,552          1.29%

Average Common Shares Outstanding
Diluted (in thousands)                     16,703        16,428          1.67%             16,625        16,264          2.22%

Net Interest Margin                         3.81%         3.33%         14.41%               3.64%         3.65%        -0.27%

Return on Average Assets                    1.21%         1.00%         21.00%               1.18%         1.04%        13.46%

Return on Average Equity                   19.14%        15.82%         20.99%             18.77%         15.84%        18.50%



* Gain (loss) on sales of securities of ($389,000) and ($1.1 million) are included in other income for the quarter and year ended September 30, 2004, respectively. For the quarter and year ended September 30, 2003, gains (losses) were ($193,000) and $469,000, respectively.

** Prepayment penalties on FHLB advances of $0.00 and $77,000 are included in general and administrative expenses for the quarter and year ended September, 30, 2004, respectively. For the quarter and year ended September 30, 2003, prepayment penalties were $396,000 and $2.8 million, respectively.

                          COASTAL FINANCIAL CORPORATION
                        CONSOLIDATED FINANCIAL HIGHLIGHTS
            (Unaudited - Dollars in Thousands Except Per Share Data)
                                   (CONTINUED)

                                                                           Percentage
                                      At           At             At       Change from
                                   Sept 30,      June 30,       Sept 30,   September 30,
                                     2004         2004           2003         2003
                                 ...........   ..........    ...........   .............

Total Assets                     $1,309,543    $1,279,877    $1,181,209       10.86%

Loans Receivable, Net            $  798,976    $  784,083    $  701,833       13.84%

Deposits                         $  753,379    $  763,990    $  697,012        8.09%

Shareholders' Equity             $   85,348    $   78,122    $   73,707       15.79%

Non-Performing Assets
  to Total Assets  **                  0.51%         0.46%         0.77%     -33.77%

Allowance for Loan Losses as a
  Percentage of Total Loans            1.39%         1.38%         1.40%      -0.71%

Tangible Book Value
  Per Share                      $     5.37    $     4.93    $     4.71       14.01%


** Non-performing assets consist of nonaccrual loans, accruing loans 90 days or more past due and real estate owned.


                                                  At or for the         At or for the
                                               Three Months Ended     Three Months Ended
                                                    Sept 30,               Sept 30,         Percentage
                                                      2004                   2003            Change
                                               ..................     ..................    ..........

Credit Quality:
   Non-Performing Loans                        $     5,856            $     7,449            -21.39%
   Non-Performing Loans as a % of Loans               0.73%                  1.06%           -31.13%
   Allowance for Loan Losses as a % of
     Non-Performing Loans                           189.16%                131.99%            43.31%
   Non-Performing Assets **                    $     6,641            $     9,077            -26.84%
   Non-Performing Assets as a % of Loans
     and Foreclosed Property                          0.83%                  1.29%           -35.66%
   Net Loan Charge-Offs
     as a % of Average Loans (Annualized)             0.13%                  0.11%            18.18%

Stock Performance
At quarter end:
   Market Price Per Share of Common Stock      $     14.45            $     11.56             25.00%
   Indicated Annual Dividend                   $      0.20            $      0.18             11.11%
   Dividend Yield                                     1.38%                  1.56%           -11.54%
   Price/Book Ratio                                 269.00%                245.00%             9.80%
   Market Capitalization                       $   229,713            $   180,765             27.08%